EXECUTION COPY



     OMNIBUS AGREEMENT (this "Agreement") dated as of September 30, 2004, by and among Wyeth Holdings Corporation (formerly known as American Cyanamid Company), a Maine corporation ("WH"), MDP Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of WH ("MDP"), and Cytec Industries Inc., a Delaware corporation ("CYTEC").

     WHEREAS, WH and CYTEC previously entered into that certain Transfer and Distribution Agreement dated December 17, 1993 (as amended to date, the "TDA"), which provided for the spin-off of CYTEC from WH (the "Spin-Off");

     WHEREAS, pursuant to the TDA, CYTEC issued 4,000 shares of CYTEC's Series C Cumulative Preferred Stock (the "Series C Preferred), all of which are now owned beneficially and of record by MDP;

     WHEREAS, WH previously granted CYTEC certain waivers and consents under the TDA and the Series C Preferred in that certain Preferred Stock Repurchase Agreement dated as of August 17, 1995, as amended, that certain Transfer and Distribution Agreement Amendment dated as of April 8, 1997, and that certain Transfer and Distribution Agreement Second Amendment dated as of January 22,
1999, which waivers and consents remain in full force and effect after the execution and delivery of this Agreement except to the extent explicitly amended hereby;

     WHEREAS, pursuant to the TDA, WH and CYTEC previously entered into that certain Environmental Matters Agreement dated as of December 17, 1993 (as amended to date, the "EMA") and that certain OPEB Matters Agreement dated as of December 17, 1993 (the "OPEB Matters Agreement"); and

     WHEREAS, WH and CYTEC wish to amend the TDA, the EMA and the OPEB Matters Agreement and provide for certain other agreements between them, and MDP wishes to sell to CYTEC, and CYTEC wishes to purchase from MDP, all of the Series C Preferred, all upon the terms and conditions set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, WH and CYTEC (and, with respect to Section 7 and 8 below only, MDP) hereby agree as follows:

1. Amendments to TDA. Section 6.12 Financial Covenants of the TDA is amended to read in full as follows: "Section 6.12 Intentionally Omitted."

2.   Insurance Claims.


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     (a) Defined Terms. The term "Berdan  Insurance Claims" shall mean Insurance
Claims under insurance policies to the extent Berdan Insurance Company and its predecessors, successors, assigns and Affiliates (collectively, "Berdan") have any actual exposure, whether as a direct, primary, or excess insurance carrier, indirectly as a result of "re-insurance" or other arrangements with WH or its Affiliates or their respective other insurance carriers, or otherwise. The term "Non-Berdan Insurance Claims" shall mean Insurance Claims other than Berdan Insurance Claims.

     (b) Assigned Claims. To the extent (i) assignable under the terms of the applicable insurance policies and applicable law, (ii) not previously assigned to CYTEC pursuant to the Assignment of Environmental Insurance Claims and the Assignment of Specified Insurance Claims, each dated as of December 17, 1993 (the "Claims Assignments") and (iii) not previously released by the WH Parties under settlements of litigation or otherwise, WH hereby assigns to CYTEC all Non-Berdan Insurance Claims, known or unknown, that relate exclusively to Assumed Liabilities and that do not relate in any respect to Assumed Environmental Liabilities (as defined in the EMA) or Retained Liabilities (the "Assigned Claims"). For the avoidance of doubt, Assumed Liabilities for personal injury or products liability arising from exposure to asbestos or asbestos-containing products or exposure to any other chemical in the workplace environment or to any product manufactured by WH and sold in the ordinary course of business, including without limitation lead pigment are not Assumed Environmental Liabilities for purposes of this Section 2(b). At least forty-five
(45) days before pursuing any Insurance Claims that CYTEC believes qualify as Assigned Claims, CYTEC shall notify WH of its intention to pursue such Insurance Claims and provide sufficient supporting information to afford WH a reasonable opportunity to confirm that such claims so qualify. If, after reviewing such notice and supporting information in good faith during such forty-five (45) day period, WH determines in its reasonable discretion that any or all of such Insurance Claims do not qualify as Assigned Claims, WH shall so notify CYTEC and such determination shall be binding on CYTEC.

     (c) Additional Claims. From time to time, CYTEC may request of WH in writing (each, a "Request Letter") that WH assign to CYTEC any Berdan Insurance Claim that relates exclusively to Assumed Liabilities and that does not relate in any respect to Assumed Environmental Liabilities (as defined in the EMA) or Retained Liabilities (each, an "Additional Claim"). Each Request Letter shall specify in detail the matters underlying the Additional Claim, the insurance policy or policies affected, the insurance carrier or carriers involved, a bona fide estimate of the maximum amount of such Additional Claim, if feasible, and the proposed allocation of such Additional Claim across the affected insurance policies. Within sixty (60) days of receipt of any Request Letter, WH shall determine in good faith whether the Additional Claim (assuming full recovery) is reasonably likely to cause an adverse effect on the Wyeth Parties (as defined in Section 2(d) below) (an "Adverse Effect"); it being understood that, as long as
(x) CYTEC is in full compliance with its obligations under this Agreement (including this Section 2) and the TDA and Related Agreements and (y) solely with respect to clause (i) below, the senior long term debt of CYTEC is rated at least BB or higher by S&P or Ba or higher by Moodys, neither (i) the fact that Berdan has any obligation or exposure with respect to the Assigned Claim, nor
(ii) the projected reduction in the aggregate amount of coverage remaining under the Insurance Program as an entirety in the amount of the Assigned Claim, shall be considered, in isolation, an Adverse Effect.

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     Subject,  in the  case  of any  Additional  Claim  that  WH  determines  is reasonably likely to cause an Adverse Effect, to WH and CYTEC reaching agreement on a structure pursuant to the immediately following paragraph, WH shall, at its sole option, either:

     (i) assign the Additional Claim to CYTEC to the extent (i) assignable under the terms of the applicable insurance policies and applicable law, (ii) not previously assigned to CYTEC pursuant to the Claims Assignments and (iii) not previously released by the Wyeth Parties; or

     (ii) use its commercially reasonable efforts, with the reasonable participation and cooperation of CYTEC at CYTEC's sole cost and expense, to directly pursue such Additional Claim against the applicable insurance policies;

     provided, however, that WH shall not elect clause (ii) with respect to any Insurance Claim set forth on Schedule D hereto.

     With respect to any Additional Claim that WH determines is reasonably likely to cause an Adverse Effect, WH shall deliver to CYTEC written notice of such determination and CYTEC and WH shall commence good faith negotiations toward a mutually agreeable structure pursuant to which CYTEC (or WH, on behalf of Cytec) may pursue recovery against the affected insurance policies for such Additional Claim without any risk of an Adverse Effect on the Wyeth Parties, which structure may include, among other things, CYTEC depositing funds into escrow, or posting a letter of credit, for the benefit of the Wyeth Parties to secure the rights of the Wyeth Parties under Section 2(d) or Section 2(e) below.

     (d) Allocation of Proceeds. The gross proceeds recovered by CYTEC (or by WH, on behalf of CYTEC) in respect of an Assigned Claim or an Additional Claim, whether recovered as payments under the affected insurance policies or through settling or compromising such Assigned Claim or such Additional Claim or otherwise ("Proceeds"), shall be for the account of CYTEC, except that CYTEC shall pay to WH, or WH shall retain, as the case may be, from such Proceeds an amount equal to the sum of: (i) all payments made by Berdan in respect of such Assigned Claim or such Additional Claim, including without limitation any payments made by Berdan in respect of insurance policies or "re-insurance" or other arrangements relating to insurance policies ("Berdan Payments"), (ii) without duplication with clause (i) above, all Losses (as defined in Section 2(e) below) incurred or suffered by the Wyeth Parties as a result of, arising out of or directly or indirectly relating to such Assigned Claim or such Additional Claim that, absent this Section 2(d), would be subject to indemnification under Section 2(e) below, and, only in the case of an Additional Claim, (iii) 10% of the Proceeds remaining after subtracting the amounts in clauses (i) and (ii) (collectively, the "Wyeth Portion"). To the extent practicable, CYTEC shall give WH no less than thirty (30) days notice of each expected receipt of Proceeds, so that WH can provide CYTEC with its calculation of the amount, if any, referred to in clause (ii) above. Upon CYTEC's receipt of any

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Proceeds, CYTEC shall immediately notify WH in writing of such receipt and remit the Wyeth Portion to WH; provided, that if CYTEC has not yet received WH's calculation of the amount, if any, referred to in clause (ii) above, CYTEC shall instead immediately remit to WH such portion of the Wyeth Portion as may be calculated without such calculation and, upon receipt of such calculation, shall immediately remit the remaining amount of the Wyeth Portion to WH. Within thirty
(30) days following the last day of each calendar quarter, CYTEC shall deliver to WH a certification of the Chief Financial Officer of CYTEC as to the amount of all Proceeds received during such quarter and the calculation of the Wyeth Portion with respect to such Proceeds. Upon WH's receipt of any Proceeds on behalf of CYTEC, WH shall immediately notify CYTEC in writing of such receipt and remit such Proceeds, net of the Wyeth Portion, to CYTEC. In the event that CYTEC expects to receive Proceeds in respect of which Berdan will incur Berdan Payments, CYTEC shall notify WH thereof and cooperate with WH in order to facilitate WH's direct receipt of the Berdan Payments from Berdan. In the event that as of the time of any receipt of Proceeds by CYTEC or WH, the amount referred to in clause (ii) has not been agreed by CYTEC and WH, the Wyeth Portion shall be calculated based on WH's calculation, but CYTEC shall retain the right to pursue any amount of the Wyeth Portion in dispute in accordance with the dispute resolution procedures set forth in the TDA. In the event that CYTEC fails to cure any breach by it of the provisions of this Section 2(d) within ten (10) days following written notice thereof from WH, in addition to the remedies available to WH under this Agreement (including without limitation
Section 2(e)) and otherwise under applicable law, the assignment hereby of the Assigned Claims and any Additional Claims shall be deemed suspended and CYTEC shall have no further ability to prosecute the Assigned Claims and any Additional Claims until such time as such breach is cured to the reasonable satisfaction of WH.

(e)  Indemnification by CYTEC.

(i) CYTEC will indemnify and hold harmless WH and its Affiliates (including Berdan) and their respective directors, officers, employees and representatives (collectively, the "Wyeth Parties" and each, for purposes of this Section 2(e), a "Wyeth Indemnified Party") from, against and in respect of any and all claims, actions, causes of action or suits (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversies, assessments, arbitrations, investigations, hearings, charges, complaints, demands, notice or proceedings, Liabilities (including without limitation payments by Berdan in respect of insurance policies or "re-insurance" or other arrangements relating to insurance policies), damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including out-of-pocket reasonable attorneys' and experts fees and expenses), whether or not involving a Third Party Claim (as defined below) (collectively, "Losses"), incurred or suffered by a Wyeth Indemnified Party as a result of, arising out of or directly or indirectly relating to (x) any Assigned Claim (whether due to any mistaken classification of a Berdan Insurance Claim as a Non-Berdan Insurance Claim or otherwise) or any

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          Additional  Claim,  in each case including the  assignment  thereof to
          CYTEC, CYTEC's pursuit thereof, or WH's prosecution thereof at CYTEC's request, (y) any other Insurance Claim under the Insurance Program as to which CYTEC seeks or receives any recovery after the date hereof or
          (z) any breach or violation of any covenant or agreement of CYTEC (including without limitation under this Section 2(e)) in or pursuant to this Section 2. For the avoidance of doubt, (x) to the extent (and only to the extent) that CYTEC has timely remitted the Wyeth Portion of any Proceeds to WH, or WH has retained the Wyeth Portion of any Proceeds, in accordance with Section 2(c), any Berdan Payments and other Losses of the Wyeth Parties included in the calculation of the Wyeth Portion shall not be subject to indemnification under this
          Section 2(e), and (y) for purposes of this Section 2(e), the phrase "as a result of, arising out of or directly or indirectly relating to"
          (i) shall include Losses of Berdan in respect of insurance policies or "re-insurance" or other arrangements relating to insurance policies, which, absent CYTEC's prior recoveries under other insurance policies, would not have been incurred by Berdan, and (ii) shall not include Losses of the Wyeth Parties (other than Berdan) that result from the unavailability of insurance coverage for an Insurance Claim due to the exhaustion of the aggregate limits of the portions of the Insurance Program applicable to such Insurance Claim .

(ii) If any third party notifies the Wyeth Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to Losses, then the Wyeth Indemnified Party will promptly give written notice to CYTEC; provided, however, that no delay in notifying CYTEC will relieve CYTEC from any obligation under this Section 2.

(iii)CYTEC will be entitled to participate at its sole cost and expense in the defense of any Third Party Claim that is the subject of a notice given by the Wyeth Indemnified Party pursuant to Section 2(e)(ii). However, the Wyeth Indemnified Party may defend, and may (after consultation with CYTEC) consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may reasonably deem appropriate. CYTEC will (x) advance the Wyeth Indemnified Party promptly and periodically for the Wyeth Indemnified Party's costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses) and (y) remain responsible for any and all other Losses that the Wyeth Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 2. CYTEC hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may brought against any Wyeth Indemnified Party for purposes of any claim which such Wyeth Indemnified Party may have against CYTEC pursuant to this Agreement in connection with such Third Party Claim.

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(iv) The rights of each Wyeth  Indemnified  Person  under this  Section 2(e) are cumulative with the rights of such Wyeth Indemnified Person under the TDA and Related Agreements. Each Wyeth Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 2(e) without regard to the availability of a remedy under any other provision of this Agreement, the TDA and the Related Agreements.

     (f) Insurance Working Group. Cytec shall establish and provide adequate support for an insurance working group (the "Insurance Working Group") that shall meet no less than one time per calendar quarter and review all Insurance Claims under the Insurance Program as to which CYTEC has sought, is seeking or plans to seek any recovery (the "CYTEC Insurance Claims"). The Insurance Working Group shall be comprised of at least one insurance professional and one legal professional employed by CYTEC and one or two persons as WH in its sole discretion may designate. CYTEC shall provide the WH representative(s) to the Insurance Working Group with full access to any and all information relating to the CYTEC Insurance Claims. Without limiting the preceding sentence, not less than thirty (30) days prior to any scheduled meeting of the Insurance Working Group, Cytec shall provide to the WH representative(s) to the Insurance Working Group an agenda and a report containing at least the following information (to the extent reasonably available) with respect to each of the CYTEC Insurance
Claims:

(i) CYTEC's understanding as to whether and pursuant to what document WH has assigned the rights to such CYTEC Insurance Claim to CYTEC and, to the extent not so assigned, whether CYTEC intends to request such an assignment under Section 2(b) above;

(ii) a schedule of the affected insurance carriers and insurance policies in respect of such CYTEC Insurance Claim, including but not limited to the amount claimed or to be claimed against individual policies and the total paid and reserved for such CYTEC Insurance Claim and in the aggregate for each affected insurance policy and carrier;

(iii)a description of the legal status of the matters underlying such CYTEC Insurance Claim; and

(iv) copies of any correspondence from insurance carriers that set forth a coverage position on such CYTEC Insurance Claim.

     Each such report shall also include a schedule reflecting the aggregate erosion of the Insurance Program relating to CYTEC Insurance Claims. CYTEC will promptly advise WH of any significant developments regarding any CYTEC Insurance Claim that could increase the amount paid under the Insurance Program in respect of such CYTEC Insurance Claim by more than $2 million. CYTEC also will promptly inform WH of any other issues relating to the Insurance Program that come to CYTEC's attention and which would be reasonably expected to adversely affect the Wyeth Parties. CYTEC and WH will cooperate and coordinate with each other to maintain a schedule reflecting the aggregate erosion of the Insurance Program.

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     (g) Asserted Claims. Within one hundred and twenty (120) days following the date of this Agreement, CYTEC shall provide WH with a schedule of all Insurance Claims under the Insurance Program as to which CYTEC has given notice to the affected insurance carriers prior to the date of this Agreement ("Asserted Claims"). The schedule provided shall specify for each Asserted Claim the information required by Section 2(f) to be provided by CYTEC to the Insurance Working Group with respect to CYTEC Insurance Claims. The schedule provided shall further specify whether each such Asserted Claim: (i) has been previously assigned to CYTEC, (ii) was assigned to CYTEC pursuant to Section 2(b), (iii) is or may be the subject of a Request Letter pursuant to Section 2(c), or (iv) is not described in clauses (i)-(iii).

     (h) Notification of Insurers. Nothing in this Section 2 shall be deemed to restrict CYTEC from providing notice of any Assigned Claim or Additional Claim to any insurer under the Insurance Program without the prior approval of WH, provided that CYTEC provides WH a copy of such notice.

     (i) Commutation, etc. The Wyeth Parties shall be free to enter into any agreement (including without limitation any buy-out or commutation agreement) following the date hereof, regarding any insurance policy under the Insurance Program; provided, however, that, if such agreement would extinguish or otherwise adversely affect CYTEC's rights to coverage or potential coverage pursuant to Insurance Claims that have been assigned or are potentially assignable to CYTEC pursuant to this Agreement or have been assigned to CYTEC pursuant to the Claims Assignments, the Wyeth Parties shall give CYTEC at least thirty (30) days prior notice of such agreement and shall negotiate in good faith with CYTEC to provide for a fair and reasonable allocation of any proceeds under such agreement as between the Wyeth Parties, on the one hand, and CYTEC, on the other, given their respective pending claims and known potential claims under the affected insurance policies.

     (j) Cooperation. WH shall use commercially reasonable efforts to cooperate with CYTEC and shall provide CYTEC, upon request, with such information (to the extent reasonably available to WH) as may be reasonably necessary (including without limitation copies of insurance and "re-insurance" policies and correspondence) in connection with CYTEC's pursuit of insurance coverage for Assigned Claims under Section 2(b) above and Additional Claims under Section 2(c)(i) above.

     (k) Other Provisions. CYTEC acknowledges and agrees that the Wyeth Parties are not making any representation or warranty of any kind with respect to the validity of the assignment of Assigned Claims or Additional Claims in or pursuant to this Section 2. No assignment in or pursuant to this Section 2 shall be construed to effect a substitution of CYTEC as the named insured under any insurance policy, or to effect an assignment of any insurance policy in its entirety that was originally purchased by the Wyeth Parties. This Section 2 is not intended to confer, and does not confer, a benefit upon any insurance carrier (other than Berdan), or upon any other third party (other than CYTEC) that owes or may owe to the Wyeth Parties an obligation to make payments to contribute to satisfy any Losses, in whole or in part.

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3.   Amendments to EMA.
     ------------------

     (a) Article IV of the EMA is hereby further amended to read in full as follows:

                                   "ARTICLE IV
                  ESTABLISHMENT OF ENVIRONMENTAL WORKING GROUP

4.1 Environmental Working Group. Cytec shall establish and provide adequate support for an environmental working group (the "Environmental Working Group") which shall meet no less than twice per year to review (i) Cytec's compliance with Environmental Laws; (ii) the nature and status of all Remediation and Potential Remediation, and amounts expended and expected to be expended for such activities; (iii) the nature, status and accrual of any environmental reserves for any Assumed Environmental Liabilities; (iv) Cytec's policies and practices regarding asbestos removal, the nature and status of any ongoing or proposed asbestos removal activities and the nature and status of asbestos exposure claims against Cytec; (v) the nature and status of any lead pigment exposure claims against Cytec and (vi) any individual environmental matter, lawsuit, proceeding, claim, action or issue that would be reasonably likely to subject Cytec to liability in excess of $5,000,000 or otherwise be materially injurious to Cytec's reputation or goodwill (the matters identified in clauses (i) - (vi), collectively, the "Working Group Matters"). The Environmental Working Group shall be comprised of environmental professionals employed by Cytec and one or two persons as ACY in its sole discretion may designate, after consultation with Cytec. In the event that, after consultation with the Cytec representatives on the Environmental Working Group, the ACY representatives on the Environmental Working Group have concerns regarding the manner in which Cytec is addressing or proposing to address any material Working Group Matters, ACY shall have the right to prepare and deliver to Cytec a written report documenting such concerns and Cytec shall promptly share any such report so delivered with the Environmental, Health and Safety Committee of its Board of Directors or, if such committee is no longer in existence, the Audit Committee of its Board of Directors. The Environmental Working Group shall have full and free access to Cytec documents, records and personnel to the extent reasonably required to review the Working Group Matters, provided that Cytec shall not, until it has entered into an applicable joint legal representation agreement with ACY pursuant to Section 5.3 hereof, be required to disclose to the Environmental Working Group materials protected as attorney work product or by the attorney-client privilege."

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

(b)  Section 5.1 of the EMA is hereby amended to read in full as follows:

     "5.1 Required Reports. No later than 30 days prior to the date of each meeting of the Environmental Working Group, Cytec shall submit to ACY a report describing in reasonable detail the Working Group Matters to be reviewed by the Environmental Working Group at such meeting pursuant to
     Section 4.1, which report shall include a similar scope and depth of information as traditionally has been included in the semi-annual environmental reports prepared pursuant to this Agreement prior to September 30, 2004."

(c)  Article  XI of the EMA is  hereby  amended  to  read  in  full as  follows:
     "ARTICLE XI Intentionally omitted".

4.   Amendment to OPEB Matters Agreement.
     ------------------------------------

(a) The third paragraph of clause (B) of Section 1.1 of the OPEB Matters Agreement is hereby amended to read in full as follows:

"All such liabilities or obligations for (i) the Post-Retirement Benefits as to which Transferred Retirees are entitled as of the Effective Date (or, in the case of Transferred Retirees described in clause (ii) of Section 1.3(b) hereof, the Post-Retirement Benefits for which such Transferred Retirees are eligible as of the date of their respective retirements from ACY); or (ii) the Post-Retirement Benefits as to which each Transferred Employee who becomes an employee of Cytec as of the Employee Transfer Date and, immediately prior to the Employee Transfer Date, is eligible for Post-Retirement Benefits under any of ACY's plans or policies, as in effect from time to time were such Transferred Employee to terminate employment immediately prior to the Effective Date, are herein called the "OPEB Liabilities."

(b) Section 1.2 of the OPEB Matters Agreement is hereby amended to read in full as follows:

"Compliance with Law; Changes in Benefits. Cytec agrees that it will comply with all applicable laws with respect to OPEB Liabilities including all federal and state laws such as the Employee Retirement Income Security Act of 1974 ("ERISA") and rules and regulations and pronouncements promulgated by state and federal regulatory agencies such as the federal Department of Labor, Internal Revenue Service and the Pension Benefit Guaranty Corporation. For purposes of this paragraph and Section 2.1 below, the term "OPEB Liabilities" shall include any and all Liabilities arising out of any proposed or actual change by Cytec in the Post-Retirement Benefits to which Transferred Retirees or Transferred Employees are eligible, which Liabilities shall in no event be deemed to arise out of the fault or neglect of ACY for purposes of Section 2.1 below."

5.   Allocation of Certain Liabilities.

     (a) CYTEC hereby acknowledges and agrees that any and all Losses relating to WH's ownership of an interest in the Jefferson Chemical Company ("Jefferson") or its provision of industrial hygiene services to the Jefferson Chemical Company are Assumed Liabilities of CYTEC under the TDA, and are not Retained Liabilities under the TDA. Without limiting the generality of the foregoing, CYTEC hereby acknowledges and agrees that any and all Losses relating to claims brought against Wyeth Parties at any time alleging personal injury or any other harm arising from alleged exposure to any chemicals (including, but not limited to, benzene or asbestos) at any facility or site of Jefferson or alleging personal injury or any other harm arising from alleged exposure to asbestos at the Bound Brook facility or site in New Jersey ("Bound Brook"), under any theory of liability, are Assumed Liabilities of CYTEC under the TDA, and are not Retained Liabilities under the TDA; it being understood that this Section 5(a) does not purport to address allocation of responsibility for personal injury or any other harm arising from alleged exposure at Bound Brook to any chemicals other than asbestos.

     (b) CYTEC hereby withdraws, with prejudice, the letter dated December 19, 2003 from Thomas A. Waldman, Esq. of CYTEC to Madeline C. Stoller, Esq. of Wyeth, relating to CYTEC's obligations for defense and indemnification of Wyeth Parties in connection with benzene and asbestos personal injury claims arising from alleged exposures at any facility or site of Jefferson and at Bound Brook. CYTEC agrees that it will not re-advance or pursue in any manner or forum (i) any of its contentions asserted in the December 19, 2003 letter to Wyeth (other than general contentions as to the interpretation of the TDA and Related Agreements to the extent that such contentions do not relate to allocation of specific liabilities among the parties and not inconsistent with this Agreement), and (ii) any contention that CYTEC's agreements with WH in connection with the Spin-Off are "contracts of adhesion" or otherwise are not enforceable in any respect. CYTEC acknowledges that it has, and at all times from and after the effective date of the TDA has had, responsibility to defend and indemnify the Wyeth Parties in respect of the personal injury claims and cases referred to in the December 19, 2003 letter.

     (c) Without limiting the generality of the foregoing, CYTEC agrees that its obligation to defend and indemnify the Wyeth Parties also includes, without limitation, all claims asserted against WH in the case entitled Daniel Sacknoff
v. A.O. Smith, et al., now pending in New York State Court.

     (d) As to all personal injury actions asserting liability against Wyeth Parties for personal injury resulting from alleged exposure to benzene or asbestos relating to Jefferson, Port Neches or Bound Brook which CYTEC either refused to accept for purpose of defense and indemnification following the December 19, 2003 letter, or returned to Wyeth after they were tendered to
CYTEC:

(i) CYTEC acknowledges its duty to defend, indemnify and hold harmless the Wyeth Parties for each and all such cases;

(ii) CYTEC agrees to take over the defense of such cases as promptly as possible; and

(iii)CYTEC agrees to promptly reimburse the Wyeth Parties for all out-of-pocket legal fees and costs reasonably incurred by the Wyeth Parties in connection with all cases which CYTEC either returned to Wyeth after they were tendered, or otherwise declined to defend.

     6. Bound Brook Worker's Compensation Liabilities. Without limiting CYTEC's responsibilities under any other provision of this Agreement or the TDA and Related Agreements in any respect, CYTEC acknowledges and agrees that any and all Losses of the WH Parties relating to "self-insured," "deductible" or other portions (as to which WH has not received and is not entitled to receive any recovery pursuant to "re-insurance" or similar arrangements or excess insurance policies) of WH's workers' compensation insurance policies covering claims at Bound Brook with a "loss date" for insurance purposes prior to January 1, 1986 (collectively, "Self-Insurance Losses") are Assumed Liabilities of CYTEC under the TDA, and are not Retained Liabilities under the TDA. On the date of this Agreement, CYTEC shall pay WH $1,623,957 in cash by wire transfer of same day funds as set forth on Schedule A to this Agreement, which represents full settlement as between CYTEC and the WH Parties for Self-Insurance Losses paid by WH following the Spin-Off and prior to September 24, 2004. CYTEC agrees to promptly pay future invoices from WH (supported by reasonable documentation) seeking reimbursement from CYTEC for Losses paid following September 24, 2004 in respect of Self-Insurance Losses. To the best of WH's knowledge, the claims listed on Schedule C represent the only open claims in respect of Self-Insurance Losses. WH agrees to turn over the claims files of all claims listed on Schedule C promptly after the date of this Agreement. From and after the date of this Agreement, Cytec shall assume responsibility for the administration and control of the workers' compensation insurance claims relating to occurrences at Bound Brook with a "loss date" for insurance purposes prior to January 1, 1986, and shall advise WH of significant settlements, awards or any other payments that could effect the policies sold to WH by the insurance carriers.

     7. Purchase and Sale of Series C Preferred. MDP hereby sells, and CYTEC hereby purchases, the Series C Preferred for an aggregate purchase price of $10,000,000 (TEN MILLION DOLLARS) (the "Purchase Price"), payable on October 1, 2004. CYTEC shall pay the Purchase Price in cash to MDP by wire transfer of same day funds as set forth on Schedule B to this Agreement, and MDP shall deliver to CYTEC the share certificates for the Series C Preferred, duly endorsed for transfer to CYTEC.

8.   Representation and Warranties.
     ------------------------------

     (a) Each of WH and MDP represents and warrants to CYTEC, and CYTEC hereby represents and warrants to each of WH and MDP, as follows: (i) this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding agreement of such party, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors' rights and general principles of equity; (ii) the execution and delivery of this Agreement, and the performance hereof, does not constitute a violation of, or a default under, the certificate of incorporation or by-laws of such party or under any indenture, trust, credit agreement, mortgage, preferred stock series or other material agreement by which such party or its properties is bound or affected, or conflict with or violate in any material respect any law, rule, regulation, order, judgment or decree applicable to it or by which any of its properties are bound or affected; (iii) such party has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

     (b) MDP represents and warrants to CYTEC that it has a good and lawful right to sell the Series C Preferred to CYTEC as provided herein, and that such sale, when made hereunder, shall be free and clear of all liens, claims, encumbrances and other rights of third parties.

9.       Miscellaneous.
         --------------

     (a) Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given,

          (i) On the date of service if served personally on the party to whom notice is given,

          (ii) On the day of transmission if sent via facsimile transmission, provided telephonic confirmation of receipt if obtained promptly after completion of transmission,

          (iii)On the business day after delivery to an overnight courier service or the Express mail service maintained by the United States Postal Service, provided receipt of delivery has been confirmed, or

          (iv) On the fifth day after mailing, provided receipt of delivery is confirmed, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, properly addressed and return receipt requested to the party as follows:

                If to CYTEC:

                Cytec Industries Inc.
                5 Garret Mountain Plaza
                West Paterson, NJ 07424
                Attn:  Secretary

                If to WH:

                Wyeth Holdings Corporation
                c/o Wyeth
                Five Giralda Farms
                Madison, NJ 07940
                Attn:  General Counsel

                If to MDP:

                MDP Holdings, Inc.
                1105 North Market Street, Suite 1300
                P.O. Box 8985
                Wilmington, DE 19801
                Attn:  Vice President

               Any party may change its address by giving the other parties written notice of its new address in the manner set forth above.

     (b) Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

     (c) Governing Law. Except for the Series C Preferred, which is governed by Delaware law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey.

     (d) Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

     (e) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby. In such event, the parties shall negotiate in good faith toward mutual agreeable substitute provisions that are not subject to such legal defect so as to replicate, as closely as possible, the intent and effect of the original provisions.

     (f) Entire Agreement. This Agreement is intended by the parties hereto as a final and complete expression of their agreement and understanding in respect to the subject contained herein. This Agreement supersedes all prior agreements and understandings, written or oral, between the parties, other than as provided in the third WHEREAS clause of this Agreement, with respect to such subject matter.

     (g) Amendment. This Agreement may not be amended except by a written instrument executed by the parties hereto.

     (h) No Third Party Beneficiaries. Nothing in this Agreement shall convey any rights upon any person or entity which is not a party or an assignee or a party to this Agreement.

     (i) Defined Terms. Except for provisions hereof that set forth the amended provisions of the EMA and the OPEB Matters Agreement, capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the TDA.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

WYETH HOLDINGS CORPORATION


By: /s/ Mary Kate Wold
    ------------------
Name:     Mary Kate Wold
Title:     Vice President


MDP HOLDINGS, INC.


By: /s/ Timothy T. Slater
    ---------------------
Name:    Timothy T. Slater
Title:    Vice President


CYTEC INDUSTRIES INC.


By: /s/ Roy Smith
    -------------
Name:    Roy Smith
Title:    Vice President

                                   Schedule A
                                   ----------


                           Wyeth Holdings Corporation

                            Wire Transfer Information



                  Bank Name:                         JPMorgan Chase Bank
                                                     1 Chase Manhattan Plaza
                                                     New York, NY  10005

                  ABA Number:                        021-000-021
                  (routing #)

                  SWIFT ID:                          CHASUS33

                  CHIPS ABA:                         0002

                  Account Name:                      Wyeth Holdings Corporation
                                                     Five Giralda Farms
                                                     Madison, NJ  07940

                  Account Number:                    323-312-535

                                   Schedule B


                               MDP Holdings, Inc.

                            Wire Transfer Information



                  Bank Name:                         Wilmington Trust Company
                                                     Rodney Square North
                                                     1100 North Market Street
                                                     Wilmington, DE  19890

                  ABA Number:                        031-100-092
                  (routing #)

                  Account Name:                      MDP Holdings, Inc.
                                                     1105 N. Market Street,
                                                     Suite 1229
                                                     Wilmington, DE  19801

                  Account Number:                    041154-000

                                   SCHEDULE C


                             Open Bound Brook Claims



1.  Tyrell, George         N400C1239271
2.  Kuhen, William         C395C3963949
3.  Phillips, Emmett       C395C4015649
4.  Michta, Andrew         C400C279850X

                                   Schedule D

                               Lead Pigment Claims

Lead Claimant                                           Status
CITY OF NEW YORK                                        Closed
BRENNER             R                                    Open
GERMAN              J                                   Closed
GATES, OMAR                                             Closed
ADAMS, ELIZABETH                                        Closed
SWEET, THOMAS                                           Closed
COFIELD, EARL                                           Closed
WEST, MILES                                             Closed
SMITH, REGINALD                                          Open
SMITH, SHATARA                                           Open
CAICEDO, ROBERT                                         Closed
CLEVELAND, ROBERT                                       Closed
KELLY, THOMAS                                           Closed
DE LAROSA, ARIEL                                         Open
DURAN, GENESIS                                           Open
DE LOS SANTOS, J.                                        Open
TIVVIS, JOSEPH                                          Closed
SPRING BRANCH                                           Closed
WALTERS, MARK                                            Open
CITY OF CHICAGO                                          Open
SHORTER, OCTAVIA                                         Open
SHORTER, GERALD                                          Open

BRANTLEY, CHRISTIE                                       Open
HAMILTON, BRANDO                                         Open
HOUSTON INDEPENDENT SCHOOL                              Closed
BORDEN, DANNY                                           Closed
HARRIS COUNTY, TX                                       Closed
LEWIS, MARY                                              Open
JACKSON, R                                               Open
SABATOR, KAYLA                                           Open
THOMAS, STEVEN                                           Open
RHODE ISLAND, STATE OF                                   Open
ST LOUIS, CITY OF                                        Open
SANTA CLARA COUNTY                                       Open
JEFFERSON SCHOOL DIST                                    Open
QUITMAN SCHOOL                                           Open
ESSEX COUNTY NJ,                                         Open
CITY OF JERSEY, CITY                                     Open
NEWARK, CITY OF                                          Open
IRVINGTON TOWNSHIP                                       Open
CUMBERLAND COUNTY                                        Open
NORTH PLAINFIELD                                         Open
CITY OF CAMDEN                                           Open
PHILLIPSBURG, NJ                                         Open
CITY OF GLOUCESTER                                       Open
COLLINGSWORTH                                            Open
HIGHLAND PARK                                            Open

CITY OF PLAINFIELD                                       Open
ROSELLE                                                  Open
CITY OF PASSAIC                                          Open
CITY OF UNION CITY                                       Open
COUNTY OF UNION                                          Open
CITY OF LINDEN                                           Open
BAYONNE, CITY OF                                         Open
EAST ORANGE                                              Open
HILLSIDE TOWNSHIP                                        Open
UNION TWP. NJ,                                           Open
ROSELLE PARK                                             Open
GLOUCESTER COUNTY                                        Open
TOWN OF WEST NEW YORK                                    Open
WEST ORANGE                                              Open